                                   EXHIBIT 3.1
             ARTICLES OF INCORPORATION AS AMENDED OF THE REGISTRANT

                            ARTICLES OF INCORPORATION
                                       OF
                                 PLUMAS BANCORP

       ONE: NAME

       The name of the corporation is:

              Plumas Bancorp

       TWO: PURPOSE

       The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporations Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

       THREE: AUTHORIZED STOCK

       The corporation is authorized to issue only one class of shares of stock, designated "Common Stock," and the total number of shares which the corporation is authorized to issue is twenty million (20,000,000).

       FOUR: DIRECTOR LIABILITY

       The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

       FIVE: INDEMNIFICATION

       The corporation is authorized to indemnify its agents (as defined from time to time in Section 317 of the California Corporations Code) to the fullest extent permissible under California law. Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of an agent of the corporation existing at the time of such amendment, repeal or modification.

       SIX: AGENT FOR SERVICE OF PROCESS

       The name and address in this State of this corporation's initial agent for service of process is:

              Gary Steven Findley
              1470 North Hundley Street
              Anaheim, California 92806

       IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California, the undersigned, constituting the incorporator of this corporation, has executed these Articles of Incorporation.

Dated: January 16, 2002




                                        /s/Gary Steven Findley
                                        ----------------------------------------
                                        Gary Steven Findley


       I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.





                                        /s/Gary Steven Findley
                                        ----------------------------------------
                                        Gary Steven Findley

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                 PLUMAS BANCORP
                            A CALIFORNIA CORPORATION



The undersigned certify that:

1.     They are the President and Secretary, respectively, of Plumas Bancorp.

2. The following amendments to the Articles of Incorporation of Plumas Bancorp have been duly approved by the Board of Directors.

3.     Article Three shall be amended to read as follows:

       THREE: AUTHORIZED STOCK

       The corporation is authorized to issue two classes of shares of stock: one class of shares to be called "Common Stock," the second class of shares to be called "Serial Preferred Stock." The total number of shares of stock which the corporation shall have authority to issue is twenty million (20,000,000) of which ten million (10,000,000) shall be Common Stock and ten million (10,000,000) shall be Serial Preferred Stock.

       The designations and the powers, preferences and the rights and the qualifications, limitations or restrictions thereof, of each class of stock of the corporation shall be as follows:

       (a)    Serial Preferred Stock

              The Serial Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

       (b)    Common Stock

              After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after the corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account of any class of stock, then and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

              After distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation.

              Each holder of Common Stock shall have one (1) vote in respect of each share of such stock held by him, subject, however, to such special voting rights by class as are or may be granted to holders of Serial Preferred Stock.

4. Article Seven shall be added to the Articles of Incorporation of Plumas Bancorp and shall read in the entirety as follows:

       SEVEN: CONSIDERATION OF NONMONETARY FACTORS IN CERTAIN TRANSACTIONS

       The Board of Directors of the corporation may, and it is hereby declared a proper corporate purpose for the Board of Directors, if it deems it advisable, to oppose any offer, proposal or attempt by any corporation or other business entity, person or group to (a) make any tender or other offer to acquire any of the corporation's stock; (b) merge or consolidate the corporation with or into another entity; (c) purchase or otherwise acquire all or substantially all of the assets of the corporation; or (d) make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any of the aforesaid offers, proposals or plans, the Board of Directors shall evaluate what is in the best interests of the corporation and shall consider any pertinent factors which may include but are not limited to any of the following:

       A. Whether the offering price, whether in cash or in securities, is adequate and acceptable based upon both the current market price of the corporation's stock and the historical and present operating results and financial condition of the corporation;

       B. Whether a price more favorable to the shareholders may be obtained now or in the future from other offerors and whether the corporation's continued existence as an independent corporation will affect the future value of the corporation;

       C. The impact the offer would have on the employees, depositors, clients and customers of the corporation or its subsidiaries and the communities which it serves;

       D. The present and historical financial position of the offeror, the offeror's reputation in the communities which the offeror serves and the social and/or economic effect which the reputation and practices of the offeror or the offeror's management and affiliates would have upon the employees, depositors and customers of the corporation and the community which the corporation serves;

       E. An analysis of the value of securities (if any) offered in exchange for the corporation's securities; and

       F.     Any legal or regulatory issues raised by the offer.

5. Article Eight shall be added to the Articles of Incorporation of Plumas Bancorp and shall read in the entirety as follows:

       EIGHT: VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS.

       A.     Definitions. For the purposes of this Article EIGHT:

              1. "Affiliate" shall mean any person who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another person.

              2. "Announcement Date" shall mean the date of the first public announcement of a proposed Business Combination.

              3. "Approved by a Majority of Continuing Directors" with respect to any matter shall mean that such matter has been approved by a majority vote of the members of the Board of Directors who are Continuing Directors.

              4. "Associate" shall mean (i) with respect to a corporation or association, any executive officer or director thereof or of a subsidiary thereof, (ii) with respect to a partnership, any general partner thereof or any limited partner thereof having a 10 percent ownership interest in such partnership, (iii) with respect to a business trust, any officer or trustee thereof or of any subsidiary thereof, (iv) with respect to any other trust or an estate, any trustee, executor or similar fiduciary and any person who has a substantial interest as a beneficiary of such trust or estate, (v) with respect to a natural person, the spouse thereof and any other brother, sister, lineal ancestor or descendant of such person, and (vi) any Affiliate of any such person.

              5. "Beneficial Owner" shall mean, as to any shares of Voting Stock, a person:

                     a. who beneficially owns, directly or indirectly, such shares; or

                     b. who has (i) the right to acquire such shares from another person (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (ii) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding. For purposes of this definition, a Person shall be deemed to own any shares and possess all rights owned or possessed, directly or indirectly, by all of its Associates and Affiliates or by any other person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

              6. "Business Combination" shall mean any transaction which is referred to in any one or more of subparagraphs 1 through 4 of paragraph B of this Article EIGHT.

              7. "Continuing Director" shall mean any member of the Board of Directors of the corporation who is neither an Affiliate nor an Associate of, and not a nominee of, an Interested Shareholder involved in a Business Combination, and who (i) was a member of the Board of Directors prior to the time that such Interested Shareholder became such, or (ii) is a successor of such a member who was nominated to succeed such a member by a majority of Continuing Directors then on the Board.

              8. "Determination Date" shall mean the date on which an Interested Shareholder became such.

              9. "Fair Market Value" shall mean: (a) in the case of stock, the closing sale price on the date in question of a share of such stock on the National Market System of the National Association of Securities Dealers Automated Quotation System or any system then in use on any national securities exchange or automated quotation system, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

              10. "Interested Shareholder" shall mean any Person (other than the corporation, any Subsidiary, any employee benefit plan or trust of the corporation or a Subsidiary or any Person who on February 6, 2002 was a director of the corporation) who or which on or after February 6, 2002:

                     a. is the beneficial owner, directly or indirectly, of more than 5% of the combined voting power of the then outstanding Voting Stock, or is an Affiliate or Associate of such Person; or

                     b. acts with any other Person through or as a partnership (general or limited), syndicate, or other group for the purpose of acquiring, holding or disposing of securities of the corporation, which entity or group is the Beneficial Owner, directly or indirectly, of 5% of the combined voting power of the outstanding Voting Stock; or

                     c. is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, unless such assignment or succession shall have occurred pursuant to a Public Transaction or any series of transactions involving a Public Transaction.

                            Any reference to an Interested Shareholder involved in a Business Combination shall also refer to any Affiliates or Associates thereof, any predecessor thereto, and all members of any partnership, syndicate or group which includes such Interested Shareholder. For purposes of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of definition 5 above but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

              11. "Person" shall mean any individual, firm, trust, partnership, association, corporation or other entity.


              12. "Public Transaction" shall mean any (a) purchase of shares offered pursuant to an effective registration statement under the Securities Act of 1933 or a permit issued by the California Commissioner of Corporations or (b) open- market purchase of shares if, in either such case, the price and other terms of sale are not negotiated by the purchaser and the seller of the beneficial interest in the shares.

              13. "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that, for the purposes of the definition of Interested Shareholder the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

              14. "Voting Stock" shall mean stock of all classes and series of the corporation entitled to vote generally in the election of directors.

       B. Transactions Requiring 66-2/3% Affirmative Vote. In addition to any affirmative vote required by law, by these Articles of Incorporation, or otherwise, and except as otherwise expressly provided in paragraph C of this Article EIGHT none of the following transactions shall be consummated unless such consummation shall have been approved by the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the then outstanding shares of Voting Stock voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in these Articles of Incorporation or otherwise.

              1. Any merger or consolidation of the corporation or any Subsidiary with (a) an Interested Shareholder or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder.

              2. Any sale, lease, exchange, mortgage, pledge, grant of a security interest, transfer or other disposition (in one transaction or a series of transactions) directly or indirectly, to or with (a) an Interested Shareholder or (b) any other person (whether or not itself an Interested Shareholder) which is, or after such transaction would be, an Affiliate or Associate of an Interested Shareholder of any of the assets of the corporation (including, without limitation, any voting securities of a Subsidiary) or any Subsidiary having an aggregate Fair Market Value of one million dollars or more.

              3. The issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary, or both, to (a) an Interested Shareholder or (b) any other person (whether or not itself an Interested Shareholder) which is, or after such issuance or transfer would be, an Affiliate or Associate of an Interested Shareholder, except as part of a stock split or dividend in which all shareholders of such class are treated equally, or on the conversion or exchange of securities of the corporation or a Subsidiary acquired by the Interested Shareholder in a transaction approved as herein provided.

              4. Any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary directly or indirectly beneficially owned by (a) an Interested Shareholder or (b) any other person (whether or not itself an Interested Shareholder) which is, or after such reclassification, recapitalization, merger or consolidation or other transaction would be, an Affiliate or Associate of an Interested Shareholder; or as a result of which the shareholders of the corporation would cease to be shareholders of a corporation incorporated under the laws of the State of California having, as part of its articles of incorporation, provisions to the same effect as this Article EIGHT.

       C. Exceptions to 66-2/3% Affirmative Vote Requirement. The requirements of paragraph B of this Article EIGHT shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, by any other provision of these Articles of Incorporation or otherwise, if the Business Combination shall have been Approved by a Majority of the Continuing Directors, or if a state regulatory authority having jurisdiction under the circumstances shall have determined specifically, and not by implication, that the Business Combination is fair to the holders of the Voting Stock, or if all of the following conditions (other than those which are, by their terms, inapplicable) shall have been met.

              1. The transaction constituting the Business Combination shall provide for a consideration per share to be received by all holders of Common Stock in exchange for all of their shares of Common Stock, and the aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                     a. The Fair Market Value per share of Common Stock on the last trading day before the Announcement Date.

                     b. The average of the Fair Market Values of a share of Common Stock over each trading day in the 90 calendar days immediately prior to the Announcement Date.

                     c. If the Announcement Date of such Business Combination is within five years of the Determination Date in respect of the Interested Shareholder involved in such Business Combination, the highest per- share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Interested Shareholder to acquire any shares of Common Stock which are or were at any time within such five year period Beneficially Owned by such Interested Shareholder and were acquired by it at any time within such five year period. The price determination in accordance with this subparagraph 1 and the following subparagraph 2 of this paragraph shall be subject to appropriate adjustment in the event of any recapitalization, stock dividend, stock split, combination of shares or similar event.

              2. If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class or series of outstanding Voting Stock other than Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business

                     Combination of consideration other than cash to be received per share by holders of shares of each such class or series of Voting Stock shall be determined in the same manner as provided in subparagraph 1 above.

              3. The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid by the Interested Shareholder involved in such Business Combination in order to acquire shares of such class or series of Voting Stock which are beneficially owned by an Interested Shareholder and, if an Interested Shareholder beneficially owns shares of any class or series of Voting Stock which were acquired with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock beneficially owned by such Interested Shareholder.

              4. After such Interested Shareholder has become such and prior to the consummation of such Business Combination:

                     a. Except as Approved by a Majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any outstanding class of stock having a preference over the Common Stock as to dividends.

                     b. There shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) other than as Approved by a Majority of the Continuing Directors and (ii) an increase in such annual rate of dividends as necessary to prevent any such reduction in the event of any reclassification (including any reverse stock split or combination of shares), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is Approved by a Majority of the Continuing Directors.

              5. After the Determination Date such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

              6. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder

                     (or any subsequent provisions replacing such Act, rules or regulations) shall, at the corporation's expense, be mailed to the shareholders of the corporation, no later than the earlier of (a) 30 days prior to any vote on the proposed Business Combination or (b) if no vote on such Business Combination is required, 60 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination of the Continuing Directors, then in office, if any, and furnished in writing, and an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of the holders of Voting Stock other than an Interested Shareholder if such requirement has been Approved by a Majority of Continuing Directors, (such investment banking firm to be Approved by a Majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the corporation of such opinion).

       D. Approval by a Majority of the Continuing Directors. The power and duty to determine for the purposes of this Article EIGHT, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article EIGHT, including, without limitation, (1) whether a Person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any Person, (3) whether a Person is an Affiliate or Associate of another, (4) whether the requirements of paragraph C of this Article EIGHT have been met and (5) such other matters with respect to which a determination is required under this Article EIGHT shall be exercised in a manner Approved by a Majority of Continuing Directors. The good faith determination with respect to such Approval by a Majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of this Article EIGHT.

       E. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article EIGHT shall be construed to relieve an Interested Shareholder of any fiduciary obligation imposed by law.

       F. Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation or the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the corporation, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, alter, adopt any provision inconsistent with or repeal this Article EIGHT.

6. The foregoing amendments to the Articles of Incorporation of Plumas Bancorp have been duly approved by the required vote of the shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of Plumas Bancorp is 100. The number of shares voting in favor of the amendment to amend Article THREE to the Articles of Incorporation of Plumas Bancorp equaled or exceeded the vote required, and the percentaged vote required was more than 50%. The number of shares voting in favor of the amendment to add Article SEVEN to the Articles of Incorporation of Plumas Bancorp equaled or exceeded the vote required, and the percentage vote required was more than 50%. The number of shares voting in favor of the amendment to add Article EIGHT to the Articles of Incorporation of Plumas Bancorp equaled or exceeded the vote required, and the percentage vote required was more than 66 2/3%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.




                                        /s/William E. Elliott
                                        ----------------------------------------
                                        William E. Elliott
                                        President




                                        /s/Terrance J. Reeson
                                        ----------------------------------------
                                        Terrance J. Reeson
                                        Secretary